Exhibit 10.41

October 15, 2012

Mr. Sylvain Toutant

1177 Place Henri-Gauthier

Montreal, Quebec H2M 2S1

Dear Sylvain,

We are pleased that you have agreed to take on the position of President, GMCR Canada Holdings Inc. and the Canadian Business Unit with Green Mountain Coffee Roasters, Inc. (“GMCR” or the “Company”).  The purpose of this letter is to set forth the terms of your new employment with GMCR.

Your annual salary will be $375,000 CAD (less applicable taxes and withholdings).

You are eligible to participate in the GMCR Senior Executive Compensation Short-Term Incentive Plan (“STIP”). Your opportunity at target for Fiscal Year 2013 will be 60% of your base salary.  The program’s annual performance metrics are based on GMCR’s overall financial results.

Additionally, you are eligible to participate in the GMCR Long-Term Incentive Plan (“LTIP”) (which is part of the Company’s 2006 Incentive Plan).  Your opportunity at target for Fiscal Year 2013 is equal to 100% of your base salary.  Generally, our stock options and Restricted Stock Units vest at a rate of 25% per year over four years and grants are typically made in March of each year.  We anticipate that your next stock option grant will be recommended to be made in March 2013.

Your annual base, annual bonus and long term incentives will be reviewed and established annually by the CEO and Board.

You will be granted a promotional LTI award of 80% options/ 20% RSUs valued at $187,500 USD upon approval of your appointment by the Board.  These options and RSUs will vest over 4 years at 25% a year.

You are a participant in GMCR’s 2008 Change-In-Control Severance Benefit Plan (the “CIC Plan”). Severance under the CIC Plan and ordinary severance will not be paid in duplicate.

Your current vacation allowance will be honored at five weeks a year.

You will be eligible for benefits provided to other salaried employees of GMCR Canada.

If your employment is terminated (i) by the Company other than for gross misconduct, you shall receive (a) twelve (12) months of base salary continuation as severance; (b) a pro-rata portion of the bonus you would have earned under the STIP, if any, for the fiscal year in which termination occurs calculated by multiplying the bonus you would have received had your employment continued until the end of such fiscal year by a fraction, the numerator of which is the number of calendar days from the first day of the fiscal year (or the first day of the applicable portion of such year) through the date of termination and the denominator of which is the number of calendar days in the fiscal year (or applicable portion of such year), which shall be paid at the time bonuses for the fiscal year in which the termination occurs are paid to other STIP participants generally, provided that any payment under this clause  (c) shall be subject to and payable in accordance with the terms set forth in the STIP. If you are eligible to receive payments under Section 5 of the CIC Plan, the terms of the Plan will apply, and the provision of (a) and (c) in the first sentence of this paragraph shall not apply.

To receive severance benefits, you will be required to sign and return to us a general release of claims in a reasonable and customary form we will provide within five business days following such termination of employment (the “release”).  The Company will provide you with a period to sign the release that is at least as long as the time period required by applicable law to render it fully effective, but that period shall not exceed forty-five (45) days.  You must deliver the release to us within two business days after you sign it.  Your salary continuation will begin on the next regular pay date that is up to seven days later than the expiration of any period of revocation that we must provide you to render the release fully effective, provided that you do not revoke it, and provided that your salary continuation shall begin no later than fourteen business days following your delivery of the release to the Company.  The first payment will be retroactive to the date of termination.

To the extent applicable, it is intended that this agreement comply with the provisions of section 409A of the Internal Revenue Code.  This agreement will be administered and interpreted in a manner consistent with this intent, any provision that would cause this agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A).

If a termination of your employment does not result in a “separation from service” within the meaning of Section 409A, then for purposes of determining the timing of the payment, termination shall not be considered to occur until you have incurred such a separation for service.  This paragraph shall not affect the determination of your entitlement to any payment or benefit, but only the timing thereof.

To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this agreement during the six-month period immediately following termination of employment shall instead be paid on the first business day after the date that is six months following your termination of employment (or upon death, if earlier).

For purposes of this agreement, each amount to be paid or benefit to be provided to you pursuant to this agreement shall be construed as a separate identified payment for purposes of Section 409A.

With respect to expenses for which you are eligible to be reimbursed, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A.

To finalize these arrangements, you must additional sign the GMCR Confidentiality and Invention Assignment agreement (attached).

It is my understanding that we have already provided to you copies of the following:

1.             The 2007 Senior Executive Compensation Short Term Incentive Plan;

2.             The 2006 Incentive plan; and

3.             The GMCR 2008 Change-In-Control Severance Benefit Plan.

If you have any questions about this letter please contact me at (802) 488-2490.  I have thoroughly enjoyed working with you and your team so far and look forward to continuing that relationship.

Sincerely,

/s/ Linda Kazanova

Linda Kazanova

Vice-President, Chief Human Resource Officer